SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Dana Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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Notice of Annual Meeting of Stockholders
DANA CORPORATION P.O. Box 1000 Toledo, Ohio 43697
PROXY STATEMENT for Annual Meeting of Stockholders To be held on April 3, 2002
ITEM 1 -- ELECTION OF DIRECTORS
THE BOARD AND ITS COMMITTEES
Board Meetings
Committees
Compensation
CORPORATE GOVERNANCE
STOCK OWNERSHIP
Dana Common Stock
EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
OTHER TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ITEM 2 -- PROPOSAL TO APPROVE AN AMENDMENT AND RESTATEMENT OF THE 1999 RESTRICTED STOCK PLAN
Principal Features of the Plan
Federal Income Tax Consequences
Benefits Under the Plan
Approval of the Amended and Restated Plan
ITEM 3 -- RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS
OTHER INFORMATION
Multiple Shareholders Sharing the Same Address
Expenses of Proxy Solicitation
Voting of Proxies
Stockholder Proposals
EXHIBIT A
1999 RESTRICTED STOCK PLAN AS AMENDED AND RESTATED AS OF APRIL 3, 2002

DANA CORPORATION

P.O. Box 1000
Toledo, Ohio 43697

Notice of Annual Meeting of Stockholders
To be held on April 3, 2002

       The Annual Meeting of Stockholders of Dana Corporation (“Dana” or the “Company”), a Virginia corporation, will be held at Riverfront Plaza, East Tower (20th Floor), 951 East Byrd Street, Richmond, Virginia on April 3, 2002, at 10:00 A.M. (local time), for the following purposes:

1.	To elect a Board of Directors consisting of ten members.

2.	To approve an amended and restated Dana Corporation 1999 Restricted Stock Plan that is described in the attached Proxy Statement.

3.	To ratify the selection of PricewaterhouseCoopers LLP as independent accountants for 2002.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

      The Company’s Board of Directors has fixed February 15, 2002 as the record date for the Annual Meeting. Holders of record of the Company’s common stock at the close of business on that date are entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. The stock transfer books will not be closed.

      Copies of Dana’s Annual Report for the fiscal year ended December 31, 2001, either accompany this Notice of Meeting and Proxy Statement or have been mailed previously to the Company’s stockholders.

      Your vote is important. Please read the Proxy Statement and the voting instructions on the enclosed proxy and then, whether or not you intend to attend the Annual Meeting in person, and no matter how many shares you own, please complete and promptly return your proxy in the envelope provided. This will not prevent you from voting in person at the meeting. It will, however, help to assure a quorum and to avoid added proxy solicitation costs. If you are a stockholder of record, you may also authorize the individuals named on the enclosed proxy to vote your shares by calling a specially designated telephone number (Toll Free (800) 690-6903). The telephone voting procedures are designed to authenticate your vote and to confirm that your voting instructions are followed. Specific instructions for stockholders of record who wish to use telephone voting procedures are set forth on the enclosed proxy. You may revoke your proxy at any time before the vote is taken by (a) delivering to the Secretary of Dana a written revocation or a proxy with a later date (including a proxy by telephone) or (b) voting your shares in person at the Annual Meeting.

By Order of the Board of Directors,

Michael L. DeBacker
Secretary

March 5, 2002

DANA CORPORATION

P.O. Box 1000
Toledo, Ohio 43697

PROXY STATEMENT
for
Annual Meeting of Stockholders
To be held on April 3, 2002

       This Proxy Statement is furnished by the Board of Directors (the “Board”) of Dana Corporation (“Dana” or the “Company”) in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held at Riverfront Plaza, East Tower (20th Floor), 951 East Byrd Street, Richmond, Virginia on April 3, 2002, at 10:00 A.M. (local time), and at any and all adjournments or postponements thereof.

      Holders of record of Dana’s common stock, par value $1 per share (“Common Stock”), at the close of business on February 15, 2002, are entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. There were 148,569,939 shares of Common Stock outstanding at the close of business on that date.

      A majority of the outstanding shares entitled to vote must be present at the Annual Meeting, either in person or by proxy, in order to constitute a quorum for the transaction of business. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting, but do not affect the outcome of other matters.

      Each stockholder is entitled to one vote per share held on all matters to be voted on. Any stockholder who delivers a written proxy or who votes by phone may revoke that vote by giving written notice to the Company’s Secretary at any time prior to its use, by submitting a later dated written proxy or a later dated phone vote, or by voting in person at the Annual Meeting. This Proxy Statement and the enclosed proxy were first sent to stockholders on or around March 5, 2002.

ITEM 1 — ELECTION OF DIRECTORS

      A Board of Directors consisting of ten members will be elected at the Annual Meeting, to hold office until the next Annual Meeting of Stockholders or until their successors are elected. The Board recommends that stockholders vote FOR the following nominees, each of whom (except Mr. Kelly) is currently serving as a director of Dana.

      The following information was furnished to the Company by the nominees.

Nominee	Principal Occupation and Business Experience in Past 5 Years

Benjamin F. Bailar Age 67	Dean and Professor of Administration Emeritus, Jesse H. Jones Graduate School of Administration, Rice University, 1997-2001, and Dean and Professor of Administration, Jesse H. Jones Graduate School of Administration, Rice University 1987 to 1997. Director of Dana since 1980. Also a director of Smith International, Inc. and Trico Marine Services, Inc.

A. Charles Baillie Age 62	Chairman and Chief Executive Officer of The Toronto-Dominion Bank since 1997 and President since 1995. Director of Dana since 1998.

Nominee	Principal Occupation and Business Experience in Past 5 Years

Edmund M. Carpenter Age 60	President and Chief Executive Officer of the Barnes Group (a diversified international company that serves a range of industrial and transportation markets) since 1998. Senior Managing Director of Clayton, Dubilier & Rice (a private equity firm specializing in management buyouts), 1996-1998. Director of Dana since 1991. Also a director of Campbell Soup Company.

Eric Clark Age 67	Former Director of BICC plc (a United Kingdom company serving the international market for infrastructure development), 1985-1996, and Chairman and Managing Director of BICC Cables Limited, 1986-1996. Director of Dana since 1994, and a member of the Dana Europe Advisory Board from 1991-1999.

Glen H. Hiner Age 67	Chairman and Chief Executive Officer of Owens Corning (a manufacturer of advanced glass and composite materials) since 1992. In October 2000, Owens Corning filed a voluntary petition for reorganization relief under Chapter 11 of the Bankruptcy Code. Director of Dana since 1993. Also a director of Prudential Financial Inc. and Kohler Company.

James P. Kelly Age 58	Former Chairman and Chief Executive Officer of United Parcel Service, Inc., 1997-January, 2002. Also a director of BellSouth Corporation and United Parcel Service, Inc.

Joseph M. Magliochetti Age 59	Chairman of the Board of Dana since April, 2000. Chief Executive Officer of Dana since February 1999, President of Dana since January 1996, Chief Operating Officer of Dana since 1997, and a Director of Dana since 1996, having served the Company in various capacities since 1966. Also a director of BellSouth Corporation and CIGNA Corporation.

Marilyn R. Marks Age 49	Chairman of the Board of Dorsey Trailers, Inc. (a manufacturer of truck trailers) from 1987 to 2000. Chief Executive Officer of Dorsey Trailers from 1987 to December 1999. Chairman and Chief Executive Officer of TruckBay.com, Inc. (an internet source for goods and services serving the trucking industry) from December 1999 to December 2000. In December 2000, Dorsey Trailers, Inc. filed a voluntary petition for reorganization relief under Chapter 11 of the Bankruptcy Code. Director of Dana since 1994. Also a director of the Eastman Chemical Company.

Richard B. Priory Age 55	Chairman, President and Chief Executive Officer of Duke Energy Corporation (a supplier of energy and related services) since 1997. President and Chief Operating Officer of Duke Power Company, 1994-1997. Director of Dana since 1996. Also a director of U.S. Airways, Inc., and Duke Fluor Daniel Company.

Nominee	Principal Occupation and Business Experience in Past 5 Years

Fernando M. Senderos Age 51	Chairman of the Board and Chief Executive Officer of DESC, S.A. de C.V. (“DESC”) (a Mexican diversified holding company engaged in automotive parts, chemical, food and real estate businesses), since 1989. Director of Dana since 2000. Former Chairman of the Board of the following wholly-owned subsidiaries of DESC: Unik, S.A. de C.V., 1991 through 2001, Girsa, S.A. de C.V., 1989 through 2001, and Dine, S.A. de C.V., 1981 through 2001. Mr. Senderos is also a director of Industrias Penoles, S.A. de C.V. (a Mexican-natural resources industrial group), Televisa, S.A. de C.V. (a Spanish language entertainment business), Telefonos de Mexico, S.A. de C.V. (a business providing telephone and internet access services throughout Mexico), Kimberly Clark de Mexico, S.A. de C.V. (a manufacturer and distributor of consumer, industrial, and institutional hygiene products), and Alfa, S.A. de C.V. (through subsidiaries, it operates petrochemical, steel, synthetic fiber, food, automotive parts, and telecommunications businesses).

      The Board of Directors unanimously recommends a vote “FOR” all of the foregoing director-nominees. Under Virginia law, where Dana is incorporated, directors are elected by a plurality of the votes cast by shares entitled to vote in the election at the Annual Meeting, assuming a quorum of at least a majority of the number of shares of Common Stock outstanding is present. In determining a quorum, shares that are voted on any matter presented for vote will be counted. In determining the number of votes cast FOR any director-nominee, votes that are withheld will not be counted. Under New York Stock Exchange rules, the election of directors is a “routine” item and brokers may vote the shares they hold on behalf of the beneficial owners (“Broker Shares”) with respect to this item without instructions from the beneficial owners. Therefore, there will be no “broker nonvotes” on this item.

THE BOARD AND ITS COMMITTEES

Board Meetings

      The Board held 5 meetings in 2001. All incumbent directors attended at least 75% of the combined number of meetings of the Board and the Committees on which they served in 2001.

Committees

      The Advisory Committee advises the Chairman and the Board on the selection and compensation of directors; on matters relating to Board and Committee structure, meetings, agenda, and schedules; and with respect to the selection and retention of elected officers and management succession planning. The Committee functions as the Board’s nominating committee for directors and will consider written nominations from stockholders submitted in accordance with Article III, Section 3.3 of Dana’s By-Laws and delivered to the Company’s Secretary not less than 90 days before the anniversary date of the prior year’s annual meeting. When the Board is not in session, the Advisory Committee may be convened by the Chairman of the Board to serve as an “executive committee” of the Board. The current members of the Committee are Messrs. Bailar (Chairman), Carpenter, Clark, Hiner and Ms. Marks. The Committee met twice in 2001.

      The Audit Committee periodically meets with Dana’s financial and accounting management and independent auditors and accountants to review Dana’s audit plans, financial reporting, internal controls and significant issues relating to Dana’s contingent liabilities, taxes, and insurance programs. The Committee provides oversight for Dana’s audit programs, and makes recommendations to the Board regarding the selection and retention of the independent auditors. The members of the Committee meet the independence and experience requirements of the New York Stock Exchange. The Committee acts under a written charter first adopted and approved by the Board in 2000. The current members of the Committee are Messrs. Hiner (Chairman), Bailar, Carpenter, Clark, and Priory. The Committee met twice in 2001.

      The Compensation Committee recommends compensation programs for Dana’s executive officers and reviews the Company’s compensation plans for other management personnel. The Committee approves salaries for the executive officers and determines or reviews cash and non-cash compensation awarded or granted under Dana’s Additional Compensation Plan, 1997 Stock Option Plan and 1999 Restricted Stock Plan. No member of the Compensation Committee may be an employee of Dana. The current members of the Committee are Messrs. Priory (Chairman), Baillie, Clark, and Hiner. The Committee met four times in 2001.

      The Finance Committee reviews Dana’s long-range worldwide needs for capital and the Company’s financial condition, and approves courses of action to assure Dana’s continued liquidity. The Committee also reviews acquisitions and other major corporate expenditures and Dana’s fixed capital and working capital positions. The current members of the Committee are Messrs. Magliochetti (Chairman), Bailar, Baillie, Carpenter, Clark, Hiner, Priory, Senderos, and Ms. Marks. The Committee met five times in 2001.

      The Funds Committee reviews the allocation of assets and the performance of the investment managers for the Company’s pension and other employee benefit funds to assure compliance with applicable funds management rules and regulations. The current members of the Committee are Messrs. Carpenter (Chairman), Baillie, Magliochetti, Senderos, and Ms. Marks. The Committee met twice in 2001.

Compensation

      Non-employee directors are paid the following fees for their services, in addition to reimbursement for expenses incurred: a $30,000 annual stipend for service on the Board, a $2,500 annual stipend for service on each Committee ($5,000 for Committee Chairmen), a fee of $1,000 for each Board or Committee meeting attended, and a fee of $1,000 per half day for any special services performed at the request of the Chairman of the Board. Management believes that the shareholders benefit if the directors are fully informed about the activities of the Corporation. Consequently, directors are encouraged to attend all Committee meetings (whether or not they are a member of the Committee in question) and they are paid a fee for all Committee meetings attended.

      Non-employee directors may elect to defer payment of the foregoing fees under the Company’s Director Deferred Fee Plan. In addition, each non-employee director is entitled to receive an annual credit of 300 deferred Stock Units under the Plan, in lieu of accruals under a Directors Retirement Plan that was terminated in 1996. Deferred fees may be credited to a Stock Account or an Interest Equivalent Account or both. Units are credited to a Stock Account based upon the amount of fees deferred and the market price of Dana’s Common Stock. Whenever cash dividends are paid on Dana’s Common Stock, each Stock Account is credited with additional units equal to the number of shares that could have been purchased if a cash dividend had been paid on the number of Units currently in the Account. For those directors who have elected to participate in this Plan and to defer payment into a Stock Account, the number of Units in the director’s Stock Account as of December 31, 2001 is shown in the table that appears under the caption, “Stock Ownership.” The value of the Stock Account Units at the time of distribution will be based on the market value of the Common Stock at that time. Interest Equivalent Accounts accrue interest quarterly at the rate for prime commercial loans. Distribution of the deferred fees, whether held in a Stock Account or an Interest Equivalent Account, is made in cash, Dana Common Stock or a combination of cash and Common Stock, in a lump sum or annual installments, to be determined at the time the director retires, dies or terminates service with Dana. Directors may, during the 5-year period following retirement or termination of service as a director, elect to convert all or any percentage (or dollar amount) of the Units credited to their Stock Account into an equivalent dollar balance in their Interest Equivalent Account. Benefits payable under this Plan are protected in the event of a merger, consolidation, change in control or sale of substantially all of the assets of Dana.

      All non-employee directors also participate in the Company’s stockholder-approved 1998 Directors’ Stock Option Plan. This Plan provides for the automatic grant of options for 3,000 shares of Common Stock to each non-employee director annually on the date of the Board’s organizational meeting which is held after the Annual Meeting of Stockholders. Options are priced at the fair market value of the Common Stock on the date of grant and have a term of 10 years, except in the case of the director’s earlier death or retirement, when they become exercisable within specified periods following the date of such event.

CORPORATE GOVERNANCE

      The Advisory Committee uses a formal system to evaluate each director in its process of nomination of the slate of nominees submitted to the stockholders for a vote at the Annual Meeting of Stockholders. The evaluation process provides feedback to the individual directors and to the Board as a whole with respect to the strengths of the Board and areas identified for possible improvement.

STOCK OWNERSHIP

Dana Common Stock

      The following table presents the beneficial ownership of the only persons known by the Company to beneficially own more than 5% of its Common Stock, based upon a statement on the most recent Schedule 13G filed by each such person with the Securities and Exchange Commission. AXA Financial, Inc. reported that it was the beneficial owner of 18,566,710 of the Company’s shares, with sole dispositive power as to 18,566,710 of such shares, sole power to vote (or direct the vote) as to 10,820,079 such shares, and with shared power to vote (or to direct the vote) as to 1,302,231 such shares. (Alliance Capital Management L.P. and The Equitable Life Assurance Society of the United States, both subsidiaries of AXA Financial Inc., owned 18,565,746 and 964 of such shares, respectively. AXA Financial, Inc. is owned by AXA, which is controlled by four French mutual insurance companies, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle and AXA Courtage Assurance Mutuelle, as a group). Dodge & Cox reported that it was the beneficial owner of 10,935,879 of the Company’s shares, with sole dispositive power as to 10,935,879 of such shares, sole power to vote (or direct the vote) as to 10,187,029 such shares, and with shared power to vote (or to direct the vote) as to 145,200 such shares.

Name and Address of	Shares	Percent
Beneficial Owner	Beneficially Owned	of Class

AXA Financial, Inc. 1290 Avenue of the Americas New York, New York 10104	18,566,710	12.5%

Dodge & Cox One Sansome St., 35th Floor San Francisco, CA 94104	10,935,879	7.4%

      The following table shows shares of Dana Common Stock and Units with a value tied to the Common Stock that were beneficially owned on December 31, 2001, by the Company’s directors, director-nominees, the executive officers named in the Summary Compensation Table, and all directors, director-nominees, and executive officers as a group. At that date, the group beneficially owned approximately 1.8%, and each person beneficially owned less than 1%, of the outstanding Common Stock. All reported shares were beneficially owned directly except as follows: Mr. Bailar indirectly owned 2,100 shares that were held in a retirement plan account and 900 shares that were held in a trust for which he and his spouse were co-trustees; Ms. Marks indirectly owned 4,000 shares that were held in trusts for which she was a trustee; and Mr. Priory indirectly owned 3,000 shares that were held by his children.

	Stock Ownership,
	Including Restricted	Units Representing
	Stock and Exercisable	Deferred	Percent of
Beneficial Owner	Options (1)	Compensation (2)	Class

Benjamin F. Bailar	27,000 shares	6,356 Units	(3)
A. Charles Baillie	11,000 shares	4,513 Units	(3)
Edmund M. Carpenter	28,174 shares	18,739 Units	(3)
William J. Carroll	232,237 shares	13,176 Units	(3)
Eric Clark	24,000 shares	2,939 Units	(3)
Marvin A. Franklin, III	251,429 shares	18,360 Units	(3)
Glen H. Hiner	22,000 shares	12,365 Units	(3)
James P. Kelly	0 shares	0 Units	(3)
Joseph M. Magliochetti	606,403 shares	26,772 Units	(3)
Marilyn R. Marks	24,500 shares	12,194 Units	(3)
Richard B. Priory	20,000 shares	11,433 Units	(3)
Robert C. Richter	218,987 shares	20,119 Units	(3)
Fernando M. Senderos	0 shares	309 Units	(3)
Edward J. Shultz	230,956 shares	41,949 Units	(3)
Directors, Director-Nominees, and Executive Officers as a Group (24 persons)	2,802,654 shares	287,037 Units	1.8%

(1)	The shares reported for the named executive officers (Messrs. Carroll, Franklin, Magliochetti, Richter and Shultz) include restricted stock which the officers were entitled to vote under the Company’s 1989 and 1999 Restricted Stock Plans and shares subject to options exercisable within 60 days. Details of the officers’ restricted stock ownership appear at Note 3 to the Summary Compensation Table. Shares subject to options exercisable within 60 days include: Mr. Carroll, 146,250 shares; Mr. Franklin, 183,750 shares; Mr. Magliochetti, 423,000 shares; Mr. Richter, 156,750 shares and Mr. Shultz, 186,250 shares; the directors, director-nominees, and executive officers as a group, 1,883,425 shares. The shares reported for directors include shares subject to options exercisable within 60 days which were awarded under the 1998 Directors’ Stock Option Plan.

(2)	The Units reported for the non-employee directors represent fees credited to the director’s Stock Account under the Company’s Director Deferred Fee Plan, which is described under the caption “The Board and Its Committees”.

The Units reported for the executive officers (Messrs. Carroll, Franklin, Magliochetti, Richter and Shultz) represent annual bonuses earned under the Company’s Additional Compensation Plan and deferred to the officer’s Stock Account. Under this Plan, the Compensation Committee may defer payment of all or a portion of a participant’s bonus and credit the deferred amounts to a Stock Account, an Interest Equivalent Account, or both. Units accrue in a Stock Account based on the amount of the deferred bonus and the market price of Dana’s Common Stock. Whenever cash dividends are paid on Dana’s Common Stock, each Stock Account is credited with additional Units equal to the number of shares that could have been purchased if a cash dividend had been paid on the number of Units currently in the Account. Under the Plan, a participant may, during the 5-year period following retirement or termination of service, elect to convert all or any percentage (or dollar amount) of the Units credited to his Stock Account into an equivalent dollar balance in the Interest Equivalent Account. For both the non-employee directors and the executive officers, the value of the unconverted Units at the time of distribution will be based on the market value of the Company’s Common Stock at that time. The deferred amounts can be paid in cash, Dana Common Stock, or a combination of cash and Common Stock, in a lump sum or annual installments, to be determined at the time the director or executive officer retires, dies or terminates service.

(3)	Less than 1%.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table contains information about the compensation from Dana and its subsidiaries paid or awarded to, or earned by, the Company’s Chief Executive Officer and the four other highest compensated persons who were serving as executive officers of the Company at the end of 2001.

					Long-Term
					Compensation Awards
	Annual Compensation
					Restricted	Securities
				Other Annual	Stock	Underlying	All Other
		Salary	Bonus	Compensation	Awards	Options/	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	SARs(#)(4)	($)(5)

Joseph M. Magliochetti	2001	$935,000	$0	$79,727	$1,019,400	250,000	$3,218
Chief Executive Officer,	2000	850,000	0	98,363	0	250,000	3,218
President and	1999	683,333	662,800	74,866	1,130,625	100,000	3,038
Chief Operating Officer

William J. Carroll	2001	520,000	0	59,759	509,700	55,000	4,395
President — Automotive	2000	480,000	0	61,947	0	55,000	4,395
Systems Group	1999	450,000	436,500	57,197	0	34,000	4,155

Marvin A. Franklin, III	2001	480,000	0	59,888	509,700	55,000	2,708
President — Dana	2000	440,000	0	51,472	0	55,000	3,218
International and	1999	400,000	388,000	—	0	34,000	3,038
Global Initiatives

Edward J. Shultz	2001	480,000	0	73,403	0	55,000	4,395
President and Chief	2000	440,000	0	68,191	82,880	55,000	4,395
Executive Officer — Dana	1999	400,000	433,200	—	0	26,000	4,155
Credit Corporation[6]

Robert C. Richter	2001	451,667	0	48,723	509,700	55,000	2,708
Vice President and	2000	400,000	0	45,622	103,600	55,000	3,218
Chief Financial Officer	1999	329,666	319,800	52,983	0	26,000	2,882

(1)	Annual bonuses received (or deferred) under the Company’s Additional Compensation Plan are reported in the year earned, whether deferred or paid in that year or in the following year.

(2)	“Other Annual Compensation” includes perquisites and personal benefits where such perquisites and benefits exceed the lesser of $50,000 or 10% of the officer’s annual salary and bonus for the year. Of the amounts reported, the following items exceeded 25% of the total perquisites and benefits reported for the officer; for Mr. Magliochetti, professional services valued at $54,182 in 2001, $70,649 in 2000, and $50,005 in 1999; for Mr. Carroll, professional services valued at $35,394 in 2001, $37,482 in 2000, and $39,219 in 1999; and vehicles valued at $15,754 in 2001; for Mr. Franklin, professional services valued at $35,595 in 2001, and $36,467 in 2000; for Mr. Shultz, professional services valued at $42,100 in 2001, and $39,187 in 2000; and for Mr. Richter, professional services valued at $29,165 in 2001, $28,615 in 2000, and $37,274 in 1999; and vehicles valued at $13,894 in 2001, $14,346 in 2000, and $13,754 in 1999. Professional services include financial, tax, and estate planning services received by the officer. Of the amounts reported, the following represent insurance premiums (after tax gross-up) paid on behalf of the named executive for split dollar life insurance coverages: for Mr. Magliochetti, $9,485 in 2001, $11,251 in 2000, and $6,962 in 1999; for Mr. Carroll, $4,016 in 2001, $4,422 in 2000, and $3,883 in 1999; for Mr. Franklin, $2,933 in 2001, and $3,335 in 2000; for Mr. Shultz, $3,707 in 2001, and $4,054 in 2000; and for Mr. Richter, $2,003 in 2001, $2,286 in 2000, and $1,655 in 1999.

(3)	Reflects grants of restricted stock under the Company’s 1999 Restricted Stock Plan. Awards of restricted stock under the Plan are generally subject to a 5-year restriction period during which the grantee must remain a full-time employee of Dana or its subsidiaries. Mr. Magliochetti received a grant of 60,000 shares of restricted stock in 2001, and Messrs. Carroll, Franklin and Richter each received a grant of 30,000 shares. These special restricted stock grants were specifically designed to retain these executives in Dana’s employ, and consequently, the grants limit the executives’ ability to compete with Dana for a period of 3 years following their termination of employment. The Compensation Committee, which administers the Plan, has the discretion to shorten any restriction periods or to waive the restrictions. The restrictions lapse in the event the executive’s employment is terminated at the Company’s initiative following a change in control (as defined in the restricted stock agreements). In the discretion of the Compensation Committee, dividends on the granted shares are paid in additional restricted shares, in lieu of cash, at the same times and rates as cash dividends are paid to the Company’s stockholders. The Plan provides participants with the opportunity to convert restricted stock awards into restricted stock units which are payable in Common Stock after they have retired. During the period between conversion and retirement, the executive’s restricted stock units will continue to be credited with dividends that are declared on the restricted shares. Messrs. Magliochetti, Carroll, Franklin, Shultz, and Richter, and several other executives, have elected to convert some or all of their restricted stock into restricted stock units. The value of the restricted stock grants shown in the Summary Compensation Table was calculated by multiplying the number of shares awarded by the difference between the closing price of the Company’s Common Stock on the date of grant (as reported in the New York Stock Exchange-Composite Transactions published in The Wall Street Journal) and the purchase price, if any, paid by the executive.

At December 31, 2001, Mr. Magliochetti held 130,984 shares of restricted stock valued at $1,632,908; Mr. Carroll held 51,885 shares of restricted stock valued at $666,975; Mr. Franklin held 52,029 shares of restricted stock valued at $674,613; Mr. Shultz held 25,786 shares of restricted stock valued at $324,694; and Mr. Richter held 42,073 shares of restricted stock valued at $559,973. The restricted stock holdings described in this paragraph include all restricted stock units credited to the executives. The value of these aggregate restricted stock holdings was calculated by multiplying the number of shares held by the difference between the closing price of the Company’s Common Stock on December 31, 2001 ($13.88 per share), as reported in the New York Stock Exchange-Composite Transactions published in The Wall Street Journal and the purchase price, if any, paid by the executives.

(4)	Represents shares of Dana Common Stock underlying options granted in 1999 through 2001.

(5)	“All Other Compensation” consists of contributions made by Dana under the Company’s Savings and Investment Plan to match contributions made by the executives to their accounts.

(6)	Mr. Shultz retired from Dana on February 1, 2002. Following his retirement, Mr. Shultz will be providing consulting services to Dana pursuant to an agreement that is described under “Employment Agreements”.

Other Additional Compensation

      Approximately 85 key employees of the Company (other than the executive officers named in the Summary Compensation Table) are eligible to receive annual bonuses under the Company’s Additional Compensation Plan. The Company also has various incentive compensation plans for other employees (such as individual incentive, group incentive, and Scanlon-type plans) that are designed to reward their commitment to the Company’s philosophy of total quality, increased productivity, and improved performance.

Option Grants in 2001

      The following table contains information about the stock options granted in 2001 to the executive officers named in the Summary Compensation Table. No stock appreciation rights were granted in 2001. In calculating the “Grant Date Present Value,” the Company used a variation of the Black-Scholes option pricing model, as described in Note 3. The value shown is a hypothetical value only; over their lives, the options could have a greater or a lesser value than that shown in the table, and under some circumstances they could have zero value.

	Option Grants in Last Fiscal Year

	Number of
	Securities	% of Total
	Underlying	Options	Exercise		Grant
	Options	Granted to	or Base		Date
	Granted	Employees	Price	Expiration	Present
Name	(#)	in 2001	($/Share)(1)	Date(2)	Value($)(3)

Mr. Magliochetti	250,000	9.06%	$25.050	7/15/11	$1,872,488
Mr. Carroll	55,000	1.99%	25.050	7/15/11	411,947
Mr. Franklin	55,000	1.99%	25.050	7/15/11	411,947
Mr. Shultz	55,000	1.99%	25.050	7/15/11	411,947
Mr. Richter	55,000	1.99%	25.050	7/15/11	411,947

(1)	The exercise price (the price that the officer must pay to purchase each share of stock that is subject to an option) is equal to the fair market value of the stock on the date of grant of the option. All options shown were granted on July 16, 2001.

(2)	Options may be exercised during a period that begins 1 year after the date of grant and ends 10 years after the date of grant. During the exercise period, an optionee may exercise 25% of the total options after 1 year from the date of grant, 50% after 2 years from the date of grant, 75% after 3 years from the date of grant, and all of the options after 4 years from the date of grant. Options may be exercised for up to 5 years following the retirement (as defined in the Company’s 1997 Stock Option Plan) of the executive. An optionee’s exercise rights are accelerated in the event of a change in control of the Company (as defined in the Company’s 1997 Stock Option Plan).

(3)	A variant of the Black-Scholes option pricing model was used to determine the hypothetical grant date value for these options. In applying the model, the Company assumed a 12-month volatility of 44.67%, a 4.63% risk-free rate of return, a dividend yield at the date of grant of 4.95%, and a 5.4-year option term. The model did not assume any forfeitures prior to exercise, which could have reduced the reported grant date values. Since this model is assumption-based, it may not accurately determine the options’ present value. The true value of the options, when and if exercised, will depend on the actual market price of the Company’s Common Stock on the date of exercise.

Aggregated Option Exercises in 2001 and 2001 Year-End Option Values

      The following table contains information about the options for the Company’s Common Stock that were exercised in 2001 by the executive officers named in the Summary Compensation Table and the aggregate value of these officers’ unexercised options at the end of 2001. None of the officers held any SARs at December 31, 2001.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
			Options at 12/31/01(#)		12/31/01($)
	Shares Acquired	Value
Name	on Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Mr. Magliochetti	0	$0	423,000	505,000	$0	$0
Mr. Carroll	0	0	146,250	121,750	0	0
Mr. Franklin	0	0	183,750	121,750	0	0
Mr. Shultz	0	0	186,250	115,750	0	0
Mr. Richter	0	0	174,750	115,750	0	0

Pension Plans

      For all of the executive officers named in the Summary Compensation Table except Mr. Magliochetti, pension benefits are determined under Dana’s pension plans, as described below. Mr. Magliochetti is eligible to receive retirement benefits under his employment agreement, which is described under “Employment Agreements”. Mr. Magliochetti’s employment agreement provides that if he retires from Dana at or after age 55 with 15 years of service, he will receive a lifetime monthly pension calculated at 50% (or, if higher, the percentage which is the product of 1.6% multiplied by his credited service at retirement) of his highest average monthly compensation (defined as salary received during the month preceding his termination of service plus 1/12th of the average of the highest bonuses payable to him during any 3 consecutive years) reduced by benefits payable to him by Dana under the pension plans described below, pension or disability benefits payable to him by other organizations, and 50% of the primary Social Security benefit. The types of compensation that are reported in the Summary Compensation Table under “Salary” and “Bonus” (and also including deferred bonuses) will be used to calculate the retirement benefits payable to Mr. Magliochetti under his employment agreement. The agreement also provides for a pre-retirement death benefit. The maximum monthly pension that Mr. Magliochetti would receive under his employment agreement if he had retired on January 1, 2002, before taking into account the reductions described above, would be $74,214. In lieu of receiving this benefit in the form of a monthly pension, Mr. Magliochetti may elect to receive the distribution of the benefit in any form permitted under the Dana Corporation Retirement Plan.

      The Dana Corporation Retirement Plan is a cash balance plan (a type of non-contributory defined benefit pension plan in which participants’ benefits are expressed as individual accounts). Benefits are computed as follows. During each year of participation in the Plan, a participant earns a service credit equal to a specified percentage of his earnings (as defined in the Plan) up to one-quarter of the Social Security taxable wage base, plus a specified percentage of his earnings above one-quarter of the taxable wage base. The percentages increase with the length of Dana service. A participant with 30 or more years of service receives the maximum credit (6.4% of earnings up to one-quarter of the taxable wage base, plus 12.8% of earnings over one-quarter of the taxable wage base). A participant employed by Dana on July 1, 1988 (when the Plan was converted to a cash balance plan) also earns a transition benefit designed to provide that his retirement benefit under the current Plan will be comparable to the benefit he would have received under the predecessor plan. A participant earns this transition benefit ratably over the period from July 1, 1988, to his 62nd birthday, except that in the event of a change in control of Dana, he will be entitled to the entire transition benefit. The accumulated service credits and the transition benefit are credited with interest annually, in an amount (not less than 5%) established by the Board. A participant employed by Dana on July 1, 1988, who was eligible to retire on July 1, 1993, but who elects to retire after that date, will receive the greater of the benefit provided by the current Plan or a benefit comparable to the benefit provided under the predecessor plan (determined as of July 1, 1993) with interest credits. The normal retirement age under the Plan is 65.

      Federal tax law imposes maximum payment limitations on tax qualified plans. Dana has adopted an Excess Benefits Plan which covers all employees eligible to receive retirement benefits under a funded Dana tax qualified defined benefit plan. Under this Excess Benefits Plan, the Company will pay from its general funds any amounts that exceed the federal limitations and any amounts that are not paid under the Dana Corporation Retirement Plan due to earnings being reduced by deferred bonus payments.

      Dana has also adopted a Supplemental Benefits Plan which covers U.S.-based members of the Company’s “A” and “B” Groups (as defined by the Compensation Committee of the Board). Under this Supplemental Benefits Plan, Dana will pay Messrs. Magliochetti and Shultz the difference between the aggregate benefits that they will receive under the Dana Corporation Retirement Plan and the Excess Benefits Plan and the benefit that they would have been entitled to receive under the predecessor plan to the Dana Corporation Retirement Plan in effect prior to July 1, 1988. Messrs. Carroll, Franklin and Richter, and the other “A” and “B” Group executives who were participants in the predecessor plan to the Dana Corporation Retirement Plan and who are not listed in the Summary Compensation Table, are entitled to 80% of this benefit provided they retire before the end of 2004, 70% if they retire in the years 2005-2009, and no benefit if they retire after the year 2009. Benefits payable under the predecessor plan are based on the participant’s credited service and “final monthly earnings”, which for Messrs. Magliochetti and Shultz is defined as base salary (before reduction for salary deferrals under the Company’s Savings and Investment Plan), plus bonuses paid (or that would have been paid, but for a deferral arrangement) during the 3 highest of his last 10 years of employment prior to retirement, divided by 36. With respect to Messrs. Carroll, Franklin, and Richter, and the other “A” and “B” Group executives who were participants in the predecessor plan to the Dana Corporation Retirement Plan and who are not listed in the Summary Compensation Table, “final monthly earnings” is defined as base salary (before reduction for salary deferrals under the Company’s Savings and Investment Plan), plus bonuses paid (or that would have been paid, but for a deferral arrangement) during the 5 highest consecutive years of his last 10 years of employment prior to retirement, divided by 60. The types of compensation that are reported in the Summary Compensation Table under “Salary” and “Bonus” will be used to calculate the retirement benefits payable to these executives under the predecessor plan. The Supplemental Benefits Plan provides for a pre-retirement death benefit. In addition, the maximum level of bonus award that is includable under the Supplemental Benefits Plan, as well as under the Dana Corporation Retirement Plan, the Excess Benefits Plan, and the pension portion of Mr. Magliochetti’s employment agreement, is 125% of base salary. In the event of a change in control of Dana, the participant will receive a lump-sum payment of all benefits previously accrued under the Excess Benefits and Supplemental Benefits Plans and will be entitled to continue to accrue benefits thereunder.

      The estimated monthly annuity benefits payable, starting at age 65, as accrued through December 31, 2001, in the aggregate under the Dana Corporation Retirement Plan, Excess Benefits Plan, and Supplemental Benefits Plan for the executives named in the Summary Compensation Table, are as follows: Mr. Magliochetti, $60,932; Mr. Carroll, $30,267; Mr. Franklin, $23,640; Mr. Shultz, $39,689; and Mr. Richter, $20,572. The benefits shown above for Mr. Magliochetti will reduce the retirement benefit payable to him under his employment agreement.

Employment Agreements

      Mr. Magliochetti has an employment agreement with Dana. The term of his agreement is three years, with an automatic one-year extension at the end of each year to maintain the full three-year term unless either party gives notice not to extend the termination date, or unless the agreement is terminated earlier by Mr. Magliochetti’s death or disability, or for “cause” (as defined in the agreement). The employment agreement provides that while Mr. Magliochetti is employed by the Company, he will be paid his base salary, at a minimum. The Compensation Committee reviews and approves the officers’ base salaries annually, as described in the “Compensation Committee Report on Executive Compensation”. His employment agreement currently provides for the payment of a 2002 base salary of $935,000.

      Under his agreement, Mr. Magliochetti agrees not to disclose any confidential information about Dana to others while employed by the Company or thereafter and not to engage in competition with Dana for three years following his termination of employment (unless his employment is terminated by the Company without “cause” or by him for “good reason” following a change in control of the Company).

      During his period of employment, Mr. Magliochetti is entitled to participate in Dana’s Additional Compensation Plan, if designated by the Compensation Committee, and in Dana’s various employee benefit plans. In the event of a change in control of Dana (as defined in the agreement), he will be entitled to continue as a participant in the Additional Compensation Plan during the remainder of the term of his employment agreement, the minimum bonus award to which he will be entitled during that period will be equal to 50% of his base salary, and his awards will be payable in cash (not deferrable). If his employment is terminated following a change in control, any previously deferred awards under the Additional Compensation Plan will be paid on an accelerated basis. The Committee designates participants in the Additional Compensation Plan based on its determination that the participant is a key employee of the Company who is in a position to have a direct and significant impact on the growth and success of the Company and who is, either individually or as a member of a group of employees, contributing in a substantial degree to the success of the Company.

      If Mr. Magliochetti is terminated by Dana “without cause” (as defined in the agreement) or, if after a change in control of the Company, he terminates his employment for “good reason” (as defined in the agreement), he will be entitled, for the remainder of the term of the agreement, to receive monthly compensation equal to his highest average monthly compensation (reduced by the amounts payable to him under any severance plan or policy of Dana), and to continue his participation under Dana’s employee benefit plans. If the termination follows a change in control, he will immediately receive such monthly compensation (discounted and paid in a lump sum) and any awards previously deferred under the Additional Compensation Plan (paid in full for any completed performance periods and for performance periods to be completed during the term of the agreement, and pro rata for any performance periods to be completed after such term).

      If any excise tax is imposed under Section 4999 of the Internal Revenue Code, as amended, on payments received by Mr. Magliochetti as a result of a change in control of Dana, Dana will pay him a sum that will net him the amount he would have received if the excise tax had not been imposed.

      The retirement benefit payable to Mr. Magliochetti under his employment agreement is described under “Pension Plans”.

      Mr. Magliochetti also has a related agreement with Dana which provides that, in the event of a dispute related to his employment agreement, the Company will pay legal expenses he may incur to enforce his employment agreement.

      Messrs. Carroll, Franklin, and Richter, along with 6 other executive officers of the Company, have employment agreements with Dana (and Mr. Shultz had such an agreement prior to his retirement on February 1, 2002) which are substantially similar to Mr. Magliochetti’s, as described above, except that they do not provide a retirement benefit and they only become operative upon a change in control of Dana and only if the executive is then in the employ of Dana. Should their agreements become operative, Messrs. Carroll, Franklin, and Richter (together with the other 6 executives) would continue to receive not less than the total compensation in effect at the time the agreements became operative, and would continue to participate in all executive incentive plans with at least the same reward opportunities, and with perquisites, fringe benefits and service credits for benefits at least equal to those that were provided prior to the date the agreements became operative.

      In February, 2002, Mr. Shultz retired from employment with Dana. Mr. Shultz has agreed to serve as a consultant to Dana with respect to the operations of Dana Credit Corporation (“DCC”) and the sale of DCC’s assets. Mr. Shultz will be paid a base consulting fee at an annual rate equal to his 2001 base salary as shown in the Summary Compensation Table, plus $130,000 (reflecting the value of certain benefits). This consulting fee will be paid during the term of the consulting agreement which will end on December 31, 2003, unless earlier terminated pursuant to its terms. Mr. Shultz is also eligible for performance incentive payments calculated according to a formula based on the profits realized from DCC’s operations and the sale of DCC assets during the period October 1, 2001 through December 31, 2002. A minimum level of profits (including gains from sales of DCC assets) is required before any amounts are payable under the arrangement. The incentive payment formula provides for increasing payment opportunities as profits greater than the minimum threshold are achieved. At the current anticipated level of DCC profits, the incentive payments to Mr. Shultz are expected to be in the range of approximately one to four times his base consulting fee. Additionally, in the event of a sale of the entire business of DCC, exclusive of certain previously agreed retained assets (“Platform Sale”) prior to December 31, 2002, and only in the event Mr. Shultz is not employed by the Platform Sale purchaser, he is entitled to additional incentive payment(s) under his agreement.

AUDIT COMMITTEE REPORT

To Dana’s Shareholders:

      We have reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2001.

      We have discussed with PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), the independent auditor for the Company, the matters required to be discussed by Statements on Auditing Standards No. 61, Communications with Audit Committees, as amended.

      We have also received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and have discussed with PricewaterhouseCoopers its independence.

      Based on the reviews and discussions referred to above, we have recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, to be filed with the Securities and Exchange Commission.

      A copy of the Audit Committee Charter, which we adopted in April 2000, was attached to the Company’s Proxy Statement for the 2001 Annual Meeting as Exhibit A. The Committee reviews this Charter annually and no changes were made to the Charter in 2001.

Submitted by,

Glen H. Hiner, Chairman
Benjamin F. Bailar
Edmund M. Carpenter
Eric Clark
Richard B. Priory

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

To Dana’s Shareholders:

      We, the members of the Compensation Committee, are independent, non-employee directors who have no “interlocking” relationships as defined by the Securities and Exchange Commission.

      Our goal, as a Committee, is to develop executive compensation policies that are consistent with, and linked to, the Company’s strategic business objectives. Beyond that, our priority is to compensate Dana’s senior management team fairly and commensurate with their contributions to furthering the Company’s strategic direction and objectives.

      We establish, administer, and assess the effectiveness of the Company’s executive compensation programs in support of these compensation policies. We also review and approve all salary arrangements and other remuneration for the Company’s executive officers and evaluate their individual performance.

      In making our determinations, we consider competitive market data which is provided to the Company by an independent compensation consultant. This data is further reviewed by another independent compensation consultant whom we, the independent Board committee, retain separately. This data compares Dana’s compensation practices to those of a group of comparable companies. The comparison group, which we select in advance and which may change from time to time, currently consists of 24 companies which have national and international business operations and comparable (on average) sales volumes, market capitalizations, employment levels, and lines of business. The companies chosen for the comparison group are not necessarily those represented in the stock performance graph which follows this Report. We believe Dana’s competitors for executive talent are a broader group of companies and not limited only to the companies included in the groups established for comparing industry-specific shareholder returns.

      The key elements of Dana’s executive compensation program are base salary, annual incentives, and long-term compensation, as described below. In determining an executive officer’s compensation, we consider all elements of his compensation package, including severance plans, insurance, and other benefits.

Base Salaries

      We review and approve base salaries for each of Dana’s executive officers on an individual basis, taking into consideration the following factors on a subjective basis: the individual’s performance, contributions to the Company’s success, and tenure in the job; pay practices for comparable positions in the comparison group; and internal equities among positions. We believe that a substantial portion of cash compensation should be “at risk” subject to Company performance. We also establish base salary ranges for the Company’s executive officers after analyzing salary data for comparable jobs within the comparison companies. Individual pay placement within the salary range will vary. In cases of long tenure and exceptional individual performance, an individual’s base salary may exceed the median of the comparison group practice. Conversely, shorter tenure and developing performance may yield a base salary below the median. In 2001, the base salaries of the executive officers named in the Summary Compensation Table, as a group, were approximately at the median of the comparison group.

Annual Incentives

      Dana’s executive officers have an opportunity to earn annual bonuses under the Company’s Additional Compensation Plan, which is designed to satisfy the requirements of Section 162(m) of the Internal Revenue Code (“Code”). Award opportunities under the Plan vary based on the individual’s position and base salary. We may adjust any individual’s bonus under the Plan upward by as much as 20% (other than a covered employee within the meaning of Section 162(m) of the Code), and may adjust any individual’s bonus downward by as much as 20%, based on consideration of such individual performance factors and other factors as we determine to be relevant on a subjective basis. Bonuses are paid based on the Company’s success in achieving performance objectives, which we establish in advance. These objectives are set annually based on Dana’s short-term strategic direction and the current economic climate. The objectives may vary from year to year, and subject to the terms of the Plan, we may adjust them during the year if necessary, in our discretion, to preserve the incentive feature of the Plan if events occur that alter the basis on which the objectives were selected. The performance measures which are considered in setting the objective(s) for any given year may include, for example, corporate net income, return on beginning shareholders’ equity, return on average assets, earnings per share, earnings before interest and taxes, return on invested capital and return on sales.

      In addition to establishing the annual performance measure in advance, we also establish the corporate performance levels and the percentages of the officers’ base salaries at the different performance levels, which will be used to calculate the amounts of the bonuses. The performance levels consist of a hurdle (the minimum level of corporate performance that must be achieved for bonuses to be paid), a goal (the corporate performance level at which bonuses at 50% of base salary will be paid), and performance in excess of the goal (up to a specified maximum of 60%) at which bonuses in excess of 50% of base salary will be paid. Corporate net income and return on invested capital (“ROIC”), together with the Company’s ROIC and growth in net income performance as compared to the performance of 25 industry peer group companies, were the performance measures chosen for 2001. The companies chosen for this comparison group are not necessarily those companies with which we compare Dana’s compensation practices. Given the dramatic drop in the Company’s markets during the second half of 2001, the Company’s performance did not exceed the hurdle, and as a consequence no annual bonuses were payable for 2001 to any of the executive officers listed in the Summary Compensation Table.

Long-Term Incentives

      Long-term incentives are provided to the executive officers under the Company’s 1997 Stock Option Plan. In keeping with the Company’s commitment to provide a total compensation package which favors at-risk components of pay, long-term incentives comprise a substantial portion of each executive officer’s total compensation. We believe significant stock option grants encourage the executive officers to own and hold the Company’s stock and tie their long-term economic interests directly to those of the shareholders. In determining the option grant sizes, we consider the following factors, without weighting them: the executive officer’s relative position, years of service, current stock ownership level, past option grants, and current stock ownership objectives.

      From time to time, we also recommend grants of restricted stock to individual executive officers under the Company’s 1999 Restricted Stock Plan. Such grants may be used, for example, to recognize an individual’s promotion to (or within) the Company’s senior management group or exceptional contributions to the Company, or as a retention grant. Several individuals (none of whom were executive officers named in the Summary Compensation Table) received promotion-related grants of restricted stock in 2001. As an additional incentive to retain key executives, including certain executive officers named in the Summary Compensation Table, we made several special restricted stock grants in 2001. The special restricted stock awards that were made to the executive officers named in the Summary Compensation Table are listed in that Table. In exchange for the special restricted stock grants, which generally do not vest before the fifth, sixth or tenth anniversary of the date of grant, the executive officers named in the Summary Compensation Table and the other executives have agreed not to engage in competition with the Company for a period of three years following termination of their employment for any reason.

Stock Ownership Guidelines

      To encourage senior executives to own and hold Dana stock, the Company has maintained for many years stock ownership guidelines for those executives. The purpose of the guidelines is to encourage the executives to hold Dana stock, thereby tying their long-term economic interest directly to that of the shareholders. The Company’s stock ownership targets apply to approximately 90 executives who hold the position of division general manager and above. Executives are expected to attain their target ownership level within five years. Once their target ownership level is achieved, executives are encouraged to accumulate additional shares. Executives are asked to remain at or above their stock ownership target until retirement. The 23 most senior executive officers have ownership targets that range from 35,000 shares up to 180,000 shares for Mr. Magliochetti.

Chief Executive Officer’s Compensation

      During 2001, Mr. Magliochetti earned a base salary of $935,000. This level of base salary reflected our original salary recommendation that was made in December, 2000. The factors we considered in the course of our December, 2000 review included Mr. Magliochetti’s contribution to the Company’s strong 2000 sales and profit performance compared to the performance of other companies in the comparison group. We also considered Mr. Magliochetti’s base salary compared to the salary practices within the Company’s comparison group, and his total years of service with the Company. For 2001, no bonus was payable to Mr. Magliochetti under the Additional Compensation Plan, as discussed above. Mr. Magliochetti was granted options for 250,000 shares of Company stock in 2001. We determined the value of his option grant by taking into consideration the factors described above under “Long-Term Incentives”.

Summary

      Dana believes that compensation realized upon the exercise of stock options granted under the Company’s 1997 Stock Option Plan will satisfy the requirements of Code Section 162(m) and therefore will be fully tax deductible. Although the Company generally intends to comply with the requirements of Code Section 162(m), the Committee believes it is appropriate to maintain the flexibility to pay compensation that is not fully deductible if it determines that such payments are in the Company’s best interests.

      The Compensation Committee will continue to evaluate Dana’s executive compensation programs on an ongoing basis to assure that the Company’s compensation philosophies and practices are consistent with the objective of enhancing shareholder value.

Submitted by,

Richard B. Priory, Chairman
A. Charles Baillie
Eric Clark
Glen H. Hiner

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

      The following graph shows the yearly change in cumulative total shareholder return on Dana Common Stock (assuming a $100 investment on December 31, 1996 and quarterly reinvestment of dividends during the period) compared to the cumulative total return on the Standard & Poor’s 500 Stock Index and the Standard & Poor’s Auto Parts & Equipment Index for the past 5 fiscal years.

	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01

Dana Corporation	100	149	132	100	54	52

S&P 500	100	133	171	207	188	166

S&P Auto Parts & Equipment	100	125	121	93	74	88

(Returns shown are rounded to the nearest dollar.)

OTHER TRANSACTIONS

      As of April 26, 2001, Fernando Senderos, a Dana Director, and other members of his family owned (beneficially or of record) 59.30% of the Series A common stock of DESC, S.A. de C.V. (“DESC”), 36.13% of the Series B common stock of DESC and 19.28% of the Series C common stock of DESC. Unik, S.A. de C.V. (“Unik”), which is a wholly-owned subsidiary of DESC, owns 51% of Spicer S.A. de C.V. (“Spicer”). Dana owns the remaining 49% of Spicer. Unik manages the auto parts business of DESC. Fernando Senderos is Chairman of the Board of DESC. Spicer manufactures automotive components primarily under licenses from Dana utilizing Dana’s trademarks (Spicer®, Victor Reinz® and others) and also using technology developed by Dana. In addition, Spicer and its subsidiaries buy products from and sell products to Dana in the ordinary course of the operations of these businesses. In 2001, total sales from Spicer to Dana were approximately US$30.1 million, while total purchases by Spicer from Dana were approximately US$56.9 million. All transactions between Dana and Spicer were done on an arm’s length basis.

      Marilyn Marks, a Dana Director, was Chairman of the Board of Dorsey Trailers, Inc. between 1987 and 2000. On December 4, 2000, Dorsey Trailers, Inc. filed a voluntary petition for reorganization relief under Chapter 11 of the Bankruptcy Code. As of December 31, 2001, Dana was an unsecured creditor of Dorsey with respect to $371,535 for products sold by Dana to Dorsey in the ordinary course of business. This was the highest balance that Dorsey owed Dana in 2001.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and persons who own more than 10% of Dana’s Common Stock to file initial stock ownership reports and reports of changes in ownership with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange. SEC regulations require the Company to be furnished with copies of these reports. As the result of an administrative error, A. Charles Baillie, Edmund M. Carpenter, Marilyn R. Marks and Richard B. Priory, all directors of the Company, were each late in filing one Form 4 in 2000 to report the crediting of less than 1000 shares each of deferred stock units under the Director Deferred Fee Plan. In addition, as the result of an administrative error, William J. Carroll, an officer of the Company, was late in filing a Form 5 in 2001 to report a gift of 960 shares of Company stock.

ITEM 2 — PROPOSAL TO APPROVE AN AMENDMENT AND RESTATEMENT OF THE 1999 RESTRICTED STOCK PLAN

      The Board of Directors of Dana has for many years believed that it is in the best interests of the Corporation and its stockholders to secure the benefits of incentives inherent in Common Stock ownership by employees of Dana and its subsidiaries who, in the judgment of the Board, will be largely responsible for Dana’s future growth and success. The Board believes that a restricted stock plan aids in retaining and encouraging employees of exceptional ability because of the opportunity afforded them to acquire Common Stock of Dana. Dana currently maintains the Dana Corporation 1999 Restricted Stock Plan (the “Plan”) which was approved by Dana’s shareholders on April 7, 1999, and under which 750,000 shares of Dana Common Stock have previously been authorized for issuance. As of December 31, 2001, 74,319 shares remained available for issuance under the Plan.

      The current balance of shares is not sufficient to provide restricted stock grants at historic levels for the remaining term of the Plan. The Board believes that an increase in authorized shares is necessary at this time to allow Dana to continue, without interruption, to use grants of restricted stock to attract and retain talented employees and to provide these employees with incentive compensation that aligns their interests with those of Dana’s shareholders.

      In order to continue to give the Board flexibility to accomplish its compensation objectives, the Board adopted on February 12, 2002, and is submitting to stockholders for approval, an amended and restated Plan that would authorize 750,000 additional shares of Dana Common Stock for issuance under the Plan. With this increase, the pool available for future issuance will be 824,319 shares, plus any shares attributable to outstanding grants of restricted stock that are subsequently forfeited under the terms of the Plan. The market value of the 750,000 additional shares for which authorization is sought under the Plan was $10,410,000 on December 31, 2001, based on the closing price ($13.88 per share) of the Common Stock on that day as reported on The New York Stock Exchange-Composite Transactions published in The Wall Street Journal.

      In addition, the Plan has been amended to reflect bookkeeping procedures that have been established with respect to participants’ restricted stock accounts under the Plan to eliminate the need for the Company to issue stock certificates each time a grant of restricted stock is made or a dividend is paid in the form of restricted stock. The Plan has also been amended to clarify that the Committee administering the Plan may impose certain individual and organizational performance goals as a condition to granting restricted stock to participants under the Plan. Other technical and clarifying amendments have been made to the Plan, for example, to clarify that tax withholding obligations may arise upon the grant or vesting of restricted stock, and to recite the date of the amendment and restatement of the Plan. The Company has incorporated all amendments into a restated plan document which is annexed as Exhibit A to this Proxy Statement. An explanation of the principal features of the Plan follows. The amended and restated Plan, if approved by stockholders, will become effective on April 3, 2002.

Principal Features of the Plan

      The following summary of the principal features of the amended and restated Plan is qualified in its entirety by reference to Exhibit A to this Proxy Statement.

      Name of Plan. The name of the Plan will continue to be the “Dana Corporation 1999 Restricted Stock Plan.”

      Administration. The Compensation Committee of the Board of Directors (the “Committee”) will administer and interpret the Plan and will have the discretion to adopt such rules and regulations and impose such conditions as it deems appropriate to administer the Plan. The Committee will determine, subject to the requirements of the Plan, which eligible persons will receive grants of restricted stock (“Restricted Stock”), the number of shares of Restricted Stock to be granted to each and the terms of such grants, and the times when grants are to be made.

      Shares of Stock Subject to the Plan. An aggregate of 1,500,000 shares (approximately 1.01% of the number of shares of Common Stock of the Corporation outstanding as of February 15, 2002) will be authorized for issuance under the Plan, subject to adjustment in the event of a stock dividend, stock split, recapitalization, reorganization, merger, consolidation, or similar transaction. This consists of the 750,000 shares originally authorized for issuance, plus an additional 750,000 shares for which stockholder approval is currently being sought. As of December 31, 2001, 74,319 shares of Dana Common Stock were available for issuance under the Plan from the initial pool of 750,000 shares. Thus, if stockholders approve this Proposal, the pool of shares available for future issuance under the Plan will be 824,319 shares, plus any shares attributable to outstanding grants of Restricted Stock which are subsequently forfeited under the terms of the Plan.

      Eligibility. Key employees, including executive officers of Dana and its subsidiaries, are eligible to receive grants under the Plan. The number of eligible participants in the Plan and the number of shares of Restricted Stock they may each be granted is not presently determinable. However, approximately 35 key employees (including all of the Executive Officers named in the Summary Compensation Table) have previously received grants of restricted stock under the Plan. The value of restricted stock awards granted in the past 3 years to the Executive Officers named in the Summary Compensation Table is set forth in that Table under the column “Long-Term Compensation Awards — Restricted Stock Awards.”

      Duration of the Plan. No grants of Restricted Stock may be made after February 26, 2009, but grants made before that date will continue to vest after that date, and will otherwise be governed by the terms of the Plan including, without limitation, the ability to have dividends subsequently credited in the form of cash or Restricted Stock.

      Provisions Relating to Restricted Stock. Each grant of Restricted Stock will be evidenced by a grant agreement between the participant and the Corporation setting forth the terms of the grant. The Committee may impose such terms on the grant, consistent with the Plan, as it determines are necessary or desirable. These may include a requirement for payment by the participant to the Corporation for the Restricted Stock which is granted. The amount of payment, if any, will be refunded to the participant if the Restricted Stock is forfeited.

      Each grant of Restricted Stock will be subject to restrictions which the Committee believes constitute a substantial risk of forfeiture of the shares for a period of at least one year (the “Restricted Period”). It is currently intended that grants will generally be subject to a 5-year Restricted Period. The Restricted Stock will be forfeitable (and all rights of the participant in the Restricted Stock will terminate) unless the participant has remained a full-time employee of (or otherwise continues to provide consulting services to) the Corporation or any of its subsidiaries until the expiration of the Restricted Period. However, the Committee may, after a grant, in its discretion, shorten or lengthen the Restricted Period or waive any condition to the lapse of the restrictions. In exchange for lengthening the Restricted Period, the Committee may choose to grant additional shares of Restricted Stock to any participant. The Committee may also provide for the lapse of restrictions upon the occurrence of such specified events as a change in control of the Corporation or the termination of the participant’s employment (or service with the Corporation) by reason of the participant’s death, disability, retirement or discharge without cause.

      During the Restricted Period the participant will have all the rights of a Dana stockholder, including the right to receive dividends and to vote the shares of Restricted Stock, except as follows. The right to receive cash dividends will be the right to receive dividends either in cash currently payable or by payment in the equivalent of additional shares of Restricted Stock, as the Committee determines at the time of grant. In addition, the Restricted Stock may not be transferred, assigned or encumbered unless and until all restrictions have lapsed. The Restricted Stock will be forfeited if all conditions to the lapse of the restrictions have not been met or waived at or prior to the expiration of the Restricted Period.

      Subject to such rules as may be established by the Committee, each participant will have the right to convert his Restricted Stock into Restricted Stock units (“Units”) at the rate of one Unit per share of Restricted Stock. Any such Units shall be subject to the same Restricted Period and to the same conditions for lapse or termination of restrictions as the Restricted Stock from which they were converted. For participants who elect to convert shares of Restricted Stock into Units, the Corporation will establish a Units account on its books and will credit to that account a number of Units equal to the number of shares of Restricted Stock so converted. Dividends on Dana’s Common Stock which are payable in additional shares of Restricted Stock will be converted to Units and will also be credited to those accounts. Upon termination of the participant’s employment (or other service), a stock certificate equal to the aggregate number of Units (on a one-to-one basis) in the account will be delivered to the participant, less any shares necessary to satisfy tax withholding obligations. In the alternative, certificates equal to the appropriate aggregate number of Units (on a one-to-one basis) may be issued in up to fifteen annual installments.

      In the event of a stock dividend or split, recapitalization, reorganization, merger, consolidation or similar transaction, the number of shares of Common Stock granted as Restricted Stock, will be equitably adjusted to reflect such events.

      Termination or Amendment of the Plan. The Board of Directors may terminate or amend the Plan at any time. However, the approval of the Corporation’s stockholders is required for any amendment that (i) increases the total number of shares of Restricted Stock that may be issued under the Plan; or (ii) must, by law or New York Stock Exchange requirements, be approved by the stockholders.

Federal Income Tax Consequences

      The following summary constitutes a brief overview of the principal federal income tax consequences relating to Restricted Stock grants based upon current U.S. federal income tax laws. This summary is not intended to be exhaustive and does not describe state, local, or foreign tax consequences.

      The participant will generally realize compensation income in an amount equal to the fair market value of the Restricted Stock, less any amount paid for such Restricted Stock, at the time when the participant’s rights with respect to such Restricted Stock are no longer subject to a substantial risk of forfeiture, unless the participant elected, pursuant to a special election provided in the Internal Revenue Code, to be taxed on the Restricted Stock at the time it was granted. Dividends paid to the participant in cash during the Restricted Period will be taxable as compensation income, rather than as dividend income, unless the election referred to above was made. Dividends paid in the form of additional shares of Restricted Stock issued in lieu of cash dividends will generally be taxable at such time as the underlying Restricted Stock is no longer subject to a substantial risk of forfeiture, as described above. In the event that a participant elects to convert his Restricted Stock into Units under the terms of the Plan, the participant will generally realize compensation income at the time that the number of shares of Common Stock equal to the number of Units credited to the participant’s account are distributed to the participant upon the participant’s termination of employment with the Corporation. The amount of compensation income to be realized will generally equal the fair market value of the shares of Common Stock that are distributed to the participant in respect of the participant’s Units, less any amount paid for the Restricted Stock that was so converted. Dividends paid in the form of additional Units credited in lieu of cash dividends will generally be taxable at such time as the underlying Restricted

Stock Unit is distributed to the participant, as described above. The Corporation will generally be entitled to a deduction under the Internal Revenue Code in the amount and at the time that compensation income is realized by the participant, subject to any disallowance of the deduction imposed by Section 162(m) of the Internal Revenue Code.

Benefits Under the Plan

      Because grants of Restricted Stock are discretionary it is not possible to determine the size of future grants.

Approval of the Amended and Restated Plan

      The Board of Directors recommends that the stockholders vote FOR approval of the 1999 Restricted Stock Plan, as amended and restated. Approval of this Item 2 requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by properly executed and delivered proxies at the Annual Meeting. If the stockholders do not approve this Amended and Restated Plan, the current 1999 Restricted Stock Plan will remain in effect with respect to the remainder of the previously authorized shares.

ITEM 3 — RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

      The Board of Directors, upon the recommendation of its Audit Committee, has selected the firm of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as independent accountants to audit the financial statements of the Company for the fiscal year ending December 31, 2002, and recommends ratification of such selection by the stockholders. PricewaterhouseCoopers has been Dana’s independent public accountant since 1916. The Board of Directors considers PricewaterhouseCoopers to be well qualified to serve as the independent accountants for the Company. Representatives of PricewaterhouseCoopers are not expected to be present at the Annual Meeting.

Audit Fees

      PricewaterhouseCoopers is the Company’s principal independent auditor. PricewaterhouseCoopers’ fees for auditing the Company’s annual consolidated financial statements for the fiscal year ended December 31, 2001, and reviewing the Company’s interim financial statements included in the Company’s Forms 10-Q filed with the Securities and Exchange Commission during 2001, were $4.2 million.

Financial Information Systems Design and Implementation Fees

      Additionally, PricewaterhouseCoopers is one of a number of information technology consulting providers used by the Company. PricewaterhouseCoopers’ fees for financial information systems design and implementation services for the fiscal year ended December 31, 2001 were $1.4 million.

All Other Fees

      All other fees for PricewaterhouseCoopers’ services for the fiscal year ended December 31, 2001 were $13.5 million. These included fees of $4.7 million for audits of employee benefit plans, reports in connection with debt issuances, and other special-purpose attestation work and special reports related to acquisitions and divestitures, as well as fees of $5.3 million for tax compliance and consulting, $3.4 million for actuarial compliance and consulting, and $100,000 for other professional services. PricewaterhouseCoopers is one of a number of tax and actuarial services providers used by the Company.

      The Audit Committee of the Board of Directors has considered whether the provision of the services set forth in the preceding two paragraphs is compatible with maintaining PricewaterhouseCoopers’ independence.

      The Board of Directors unanimously recommends a vote “FOR” the proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending December 31, 2002. Approval of this Item 3 requires that the votes cast in favor of the matter exceed the votes cast opposing the matter.

OTHER INFORMATION

Multiple Shareholders Sharing the Same Address

      In accordance with a notice sent earlier this year to certain shareholders who share a single address, we are sending only one Annual Report and Notice of Meeting and Proxy Statement to that address unless we received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate Annual Report or Notice of Meeting and Proxy Statement in the future, he may telephone Dana’s Director of Investor Relations at 419-535-4635 or write to him at Dana Corporation, P.O. Box 1000, Toledo, Ohio 43697. Shareholders who are now receiving multiple copies of our Annual Report and Notice of Meeting and Proxy Statement, can request householding by contacting Dana’s Director of Investor Relations in the same manner.

Expenses of Proxy Solicitation

      Dana will pay the cost of soliciting proxies for the Annual Meeting. The Company’s directors, officers and employees may solicit proxies by telephone, facsimile, telegram or personal interview. Dana has also engaged D. F. King & Co., Inc., a professional proxy solicitation firm, to provide customary solicitation services for a fee of $10,000, plus expenses. Upon request, Dana will pay the reasonable expenses of brokers, dealers, banks, voting trustees, and their nominees who are holders of record of Common Stock on the record date, for completing the mailing of the Annual Report, this Notice of Meeting and Proxy Statement, and the enclosed proxy to the beneficial owners of such shares.

Voting of Proxies

      All shares of Common Stock represented by properly executed and delivered proxies will be voted in accordance with the directions of the stockholders giving the proxies. If no directions are given, such proxies will be voted FOR the election of the director-nominees named in this Proxy Statement, FOR the Amended and Restated Dana Corporation 1999 Restricted Stock Plan, and FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s accountants. If any named director-nominee becomes unavailable for election for any presently unforeseen reason, the proxies will be voted for any substitute nominee who is recommended by the Board.

Stockholder Proposals

      Stockholder proposals will be considered for inclusion in the Proxy Statement for the 2003 Annual Meeting in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if they are received by the Secretary of the Company on or before November 5, 2002. In connection with the 2003 Annual Meeting, in order for proposals of shareholders made outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Secretary not later than January 3, 2003. Proposals and notices of intention to present proposals at the 2003 Annual Meeting should be addressed to Michael L. DeBacker, Secretary, Dana Corporation, P.O. Box 1000, Toledo, Ohio 43697.

By Order of the Board of Directors,

Michael L. DeBacker
Secretary

March 5, 2002

      Please vote, either by phone or by signing and returning the enclosed proxy today, to save Dana the expense of additional solicitation.

EXHIBIT A

DANA CORPORATION

1999 RESTRICTED STOCK PLAN
AS AMENDED AND RESTATED AS OF APRIL 3, 2002

      Dana Corporation, a corporation organized and existing under the laws of the Commonwealth of Virginia (the “Corporation”), hereby adopts the Dana Corporation 1999 Restricted Stock Plan (the “Plan”), as amended and restated as of April 3, 2002, as follows:

      SECTION 1. Purpose. The purpose of the Plan is to secure for the Corporation and its stockholders the benefits of incentive inherent in stock ownership in the Corporation by key employees of the Corporation and its Subsidiaries, who are largely responsible for its future growth and continued success. It is generally recognized that stock plans aid in retaining and encouraging employees of exceptional ability because of the opportunity offered such individuals to acquire an interest parallel to that of the stockholders of the Corporation.

      SECTION 2. Definitions. “Board” shall mean the Board of Directors of the Corporation.

      “Committee” shall mean the Compensation Committee of the Board.

      “Fair Market Value” shall mean, as applied to a specified date,

(a)	the mean between the highest and lowest prices of a share of Stock as reported in the New York Stock Exchange-Composite Transactions table of The Wall Street Journal, Eastern edition, or its equivalent successor, for transactions on such date, or

(b)	if there should be no such reported prices for such specified date, a value meeting such other standard as the Committee may in its discretion, by rule of general application, select as in its opinion is reasonably representative of the fair market value of such share of Stock.

      “Participant” shall mean an individual to whom a grant of Restricted Stock has been made under the Plan.

      “Restricted Stock” shall mean Stock which has been issued in accordance with the terms set forth in Section 6 and the other provisions of the Plan, including shares which have been awarded in lieu of cash dividends under Section 6(c).

      “Restricted Stock Agreement” shall mean the agreement relating to Restricted Stock entered into between the Corporation and a Participant.

      “Stock” shall mean the Common Stock, $1 par value, of the Corporation.

      “Subsidiary” shall mean each corporation the financial results of which are consolidated with those of the Corporation for purposes of the statement of consolidated income included in the Corporation’s annual report to stockholders for the period which includes the date as to which the term refers, and each corporation in an unbroken chain of corporations beginning with the Corporation if, on the date as to which the term refers, each of the corporations other than the last corporation in the unbroken chain owns stock possessing more than 50% of the total combined voting powers of all classes of stock in one of the other corporations in such chain.

      SECTION 3. Administration. The Committee shall administer the Plan. Subject to the express provisions of the Plan, it shall determine the terms of all grants of Restricted Stock under the Plan, including, without limitation, the purchase price, if any, of the Restricted Stock covered by each such grant, the individuals to whom, and the time or times at which, grants of Restricted Stock shall be made, the number of shares of Restricted Stock to be granted, and the time when and the circumstances under which the Restricted Period shall end and the Restricted Stock shall vest in the Participant. All determinations and other actions by the Committee relating to the Plan and its operation shall be final and binding upon all parties, including stockholders of the Corporation, Participants, all other employees of the Corporation and any person or entity claiming under or through any of them.

      Subject to the express provisions of the Plan, the Committee shall interpret the Plan, prescribe, amend and rescind rules and regulations relating to it, prescribe and amend the terms and provisions of Restricted Stock Agreements (which need not be identical), and make all other determinations deemed necessary or advisable for the administration of the Plan. The Committee shall have discretionary authority to interpret the Plan and to decide any and all matters arising hereunder, including, but not limited to, the right to remedy possible ambiguities, inconsistencies, or omissions by general rule or particular decision.

      SECTION 4. Shares Reserved for the Plan. The total number of shares of Stock authorized for issuance under the Plan is 1,500,000 (consisting of 750,000 shares previously authorized by the Corporation’s stockholders at the 1999 annual meeting and the 750,000 additional shares authorized by the Board on February 12, 2002, subject to stockholder approval at the Corporation’s 2002 annual meeting). Such number of shares is subject to adjustment upon changes in capitalization as provided in Section 11 hereof. Upon the forfeiture of any shares of Restricted Stock, such shares shall again be available for issuance under the Plan. Shares of Stock issued under the Plan shall consist of authorized but unissued shares.

      SECTION 5. Eligibility for Participation. Any key employee of the Corporation, or of any Subsidiary, including any such employee who is also a director of the Corporation, whose judgment, initiative and efforts contribute or may be expected to contribute materially to the successful performance of the Corporation or any Subsidiary, shall be eligible to receive a grant of Restricted Stock under the Plan. In determining the employees to whom such a grant shall be made and the number of shares of Restricted Stock which may be so granted, the Committee shall take into account the duties of the employees, their present and potential contributions to the success of the Corporation or any Subsidiary, and such other factors as the Committee shall deem relevant in connection with accomplishing the purpose of the Plan.

      SECTION 6. Restricted Stock.

      (a) Grants. The Committee may from time to time in its discretion grant Restricted Stock to eligible employees and may determine the number of shares of Restricted Stock to be granted and the terms and conditions of, and the amount of payment, if any, to be made by the Participant for such Restricted Stock. Each grant of Restricted Stock will be evidenced by a written Restricted Stock Agreement containing such terms and conditions not inconsistent with the Plan as the Committee shall determine to be appropriate in its sole discretion. Such Restricted Stock shall be granted subject to the restrictions prescribed pursuant to this Plan and subject to the respective Restricted Stock Agreement. The Committee shall also determine if, in its discretion, appropriate individual and organizational performance goals have been sufficiently met in order to make grants of Restricted Stock to Participants under the Plan.

      (b) Restricted Period; Lapse of Restrictions. At the time a grant of Restricted Stock is made, the Committee shall establish a period or periods of time (the “Restricted Period”) applicable to such grant which, subject to the provisions of this Section 6(b), shall not be less than one year. Subject to the other provisions of this Section 6 and of Section 9 below, at the end of the Restricted Period all restrictions shall lapse and the Restricted Stock shall vest in the Participant. At the time a grant is made, the Committee may, in its discretion, prescribe conditions for the incremental lapse of restrictions during the Restricted Period and for the lapse or termination of restrictions upon the occurrence of other conditions in addition to or other than the expiration of the Restricted Period with respect to all or any portion of the Restricted Stock. Such conditions may, but need not, include without limitation:

(i)	the death or disability of the Participant,

(ii)	the retirement of the Participant pursuant to normal or early retirement under any retirement plan of the Corporation,

(iii)	the termination by the Corporation of the Participant’s employment other than for cause, or

(iv)	the termination of the Participant’s employment following a change in control of the Corporation.

      At any time after a Restricted Stock grant is made, the Committee may, in its discretion, shorten or terminate the Restricted Period, or waive any conditions for the lapse or termination of restrictions with respect to all or any portion of the Restricted Stock. The Committee may also, in its discretion, with the consent of the affected Participant, lengthen the Restricted Period with respect to all or any portion of the Restricted Stock previously granted to such Participant and, in order to secure such consent, the Committee may grant additional shares of Restricted Stock to such Participant. The Committee may also, in its discretion, recognize for purposes of a Participant’s Restricted Period, all or any portion of a period during which the Participant provides services to the Corporation or any of its Subsidiaries as an independent contractor (“Consulting Services”), whether pursuant to a consulting agreement or otherwise, commencing on his termination of employment with the Corporation under any of the above circumstances.

      (c) Rights of Holder; Limitations Thereon. For each Participant, the Corporation shall establish a Restricted Stock Account (“Account”) on its books, and shall credit to such Account the number of shares of Restricted Stock that are granted to the Participant. Following such crediting, the Participant shall have the rights and privileges of a stockholder as to such Restricted Stock, including the right to receive dividends and to vote such Restricted Stock, except that, the right to receive dividends shall be the right to receive such dividends either in cash currently, or in the form of additional shares of Restricted Stock to be credited to the Participant’s Account, as the Committee shall determine. When cash dividends are declared and paid on the Corporation’s Stock, and if the Committee has designated cash payment of the Participant’s dividends, the Corporation shall pay the Participant such cash dividends based on the number of shares of Restricted Stock in such Account, as of the dividend record date. If the Committee determines that the Participant shall receive dividends in the form of Restricted Stock, the Corporation shall credit such number of shares of Restricted Stock to the Participant’s Account as could have been purchased with the cash dividends attributable to the Restricted Stock credited to the Participant’s Account, as of the dividend record date. For purposes of the preceding sentence, each share of Restricted Stock shall have a value equal to the average of the last reported daily sales prices for shares of such Stock on the New York Stock Exchange-Composite Transactions on each trading day during the calendar month preceding the month in which the crediting is made. Restricted Stock that is credited to a Participant’s Account as the result of the payment of dividends, as provided above in this Section 6(c), shall reduce the number of shares of Stock reserved for future issuance under the Plan pursuant to Section 4. In addition, the following restrictions shall apply:

(i)	the Participant shall not be entitled to delivery of a certificate for any shares of Restricted Stock until the expiration or termination of the Restricted Period and the satisfaction of any and all other conditions prescribed by the Committee;

(ii)	none of the shares of Restricted Stock may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of by the Participant during the Restricted Period and until the satisfaction of any and all other conditions prescribed by the Committee, and

(iii)	pursuant to Section 9, all of the Restricted Stock shall be forfeited and all rights of the Participant in and to such Restricted Stock shall terminate without further obligation on the part of the Corporation if the Participant ceases to be a full-time employee of (or, if determined by the Committee pursuant to Section 6(b), if the Participant ceases to perform Consulting Services for) the Corporation or any of its Subsidiaries, before the expiration or termination of the Restricted Period and before the satisfaction of any and all other conditions prescribed by the Committee applicable to such Restricted Stock. Upon the forfeiture of any shares of Restricted Stock, title to and all rights in and to such forfeited shares shall revert to the Corporation without further action by the Participant or the Corporation.

      All shares of Restricted Stock received by a Participant pursuant to Section 11 and any shares received in lieu of cash with respect to dividends declared on Restricted Stock, shall be subject to the same restrictions as the underlying Restricted Stock to which they relate, and the Participant shall have the same rights and privileges in such shares as he has with respect to such underlying Restricted Stock.

      (d) Delivery of Unrestricted Shares. Upon the expiration or termination of the Restricted Period and the satisfaction of any and all other conditions prescribed by the Committee, the restrictions applicable to the Restricted Stock shall lapse and a stock certificate for the number of shares of Restricted Stock with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions except any that may be imposed by law, to the Participant. The Corporation shall not be required to deliver any fractional share of

Stock but will pay, in lieu thereof, the Fair Market Value (determined as of the date the restrictions lapse) of such fractional share to the Participant. Prior to or concurrently with the delivery of a certificate for Restricted Stock, the Participant shall be required to pay an amount necessary to satisfy any applicable federal, state and local tax requirements, as set out in Section 7 below.

      SECTION 7. Withholding Taxes. Appropriate provision shall be made for all taxes the Corporation determines are required to be withheld in connection with the grant or vesting of any Restricted Stock under the laws or other regulations of any governmental authority, whether federal, state or local, and whether domestic or foreign. The Committee may provide, in the Restricted Stock Agreement or otherwise, that in the event that a Participant is required to pay the Corporation any amount to be withheld in connection with shares of Restricted Stock, the Participant may satisfy such obligation, in whole or in part, by electing to have the Corporation withhold a portion of the shares of Restricted Stock, otherwise issuable to the Participant, having a value equal to the amount to be withheld (or such portion thereof as the Participant may elect). The value of the shares to be withheld shall be their Fair Market Value on the date that the tax is withheld by the Corporation. Any election by a Participant to have shares withheld under this subsection shall be subject to such terms and conditions as the Committee may specify.

      SECTION 8. Nonassignability of Restricted Stock. No grant or right or interest of a Participant under the Plan or in any instrument evidencing any grant of Restricted Stock under the Plan may be assigned, encumbered or transferred except, in the event of the death of a Participant, by will or the laws of descent and distribution.

      SECTION 9. Forfeiture Upon Termination of Employment or Consulting Services. In the event that the employment of a Participant with the Corporation (or a Subsidiary) is terminated (or, if applicable, upon termination of Consulting Services) for any reason at any time during the Restricted Period, except to the extent that restrictions lapse or terminate in accordance with the terms or conditions prescribed by the Committee pursuant to Section 6(b), the shares of Restricted Stock then outstanding with respect to which restrictions have not theretofore lapsed shall be forfeited to the Corporation immediately upon such termination, subject to any payment by the Corporation or satisfaction of other obligations of the Corporation that may be set forth in the Participant’s Restricted Stock Agreement.

      SECTION 10. Regulatory Approvals and Listing. The Corporation shall not be required to issue any certificates for shares of Restricted Stock under the Plan prior to (a) obtaining any approval from any governmental agency which the Corporation shall, in its discretion, determine to be necessary or advisable, (b) the admission of such shares to listing on any national securities exchange on which the Corporation’s Stock may be listed, and (c) the completion of any registration or other qualification of such shares of Stock under any state or federal law or ruling or regulations of any governmental body which the Corporation shall, in its sole discretion, determine to be necessary or advisable.

      SECTION 11. Adjustments Upon Changes in Capitalization. In the event of a capital adjustment resulting from a Stock dividend, Stock split, recapitalization, reorganization, merger, consolidation, liquidation, combination or exchange of Stock, or a similar event, the number of shares of Stock subject to the Plan, the number of shares of Stock granted as Restricted Stock, and the number and kind of shares of other stock that may be substituted or exchanged for shares of Stock in the capital adjustment, shall be adjusted in a manner consistent with such capital adjustment; the per share price, if any, to be paid by the Participant upon acquisition of the Restricted Stock, and the per share price, if any, to be paid by the Corporation on forfeiture or sale to it of any Restricted Stock, shall be equitably adjusted.

      SECTION 12. Termination or Amendment of the Plan. The Board shall have the right to terminate or amend the Plan at any time, provided that unless otherwise required by law, the rights of a Participant with respect to Restricted Stock awarded prior to such termination or amendment may not be impaired without the written consent of such Participant and, further, unless first approved by the holders of a majority of the total number of shares of Stock of the Corporation represented and voted at a meeting at which a quorum is present, no amendment shall be made to the Plan if such amendment would (a) increase the total number of shares of Stock (except as provided in Section 11) which may be issued under the Plan, as provided in Section 4, or (b) require stockholder approval as a matter of law or under rules of the New York Stock Exchange.

      SECTION 13. Effective Date and Term of the Plan. The Plan was originally adopted by the Board on December 14, 1998, and became effective on February 26, 1999, after approval by stockholders at the Corporation’s 1999 annual meeting. The Plan, as amended and restated, was approved by the Board on February 12, 2002, subject to approval by the stockholders at the Corporation’s 2002 annual meeting. No shares of Restricted Stock may be granted under the Plan subsequent to February 26, 2009, but shares of Restricted Stock theretofore granted may become vested after that date and shall otherwise continue to be governed by the terms of the Plan after that date, including, without limitation, the ability to have dividends subsequently credited in the form of Restricted Stock pursuant to Section 6(c).

      SECTION 14. No Right to Employment by the Corporation or its Subsidiaries. Nothing in the Plan, or as a result of the grant of any Restricted Stock pursuant to the Plan, shall confer on any Participant any right to continue in the employ or service of the Corporation or any Subsidiary, or interfere in any way with the right of the Corporation or any Subsidiary (subject to the terms of any employment or similar contract between the Corporation or a Subsidiary and the Participant) to terminate a Participant’s employment or service at any time with or without assigning a cause therefor. Restricted Stock granted under the Plan shall not be affected by any change of employment so long as the Participant continues to be an employee of the Corporation (or a Subsidiary), or, if applicable, continues to perform Consulting Services for the Corporation (or a Subsidiary).

      SECTION 15. Governing Law. The Plan shall be construed, administered and governed in all respects under and by the applicable internal laws of the State of Ohio, without giving effect to the principles of conflicts of laws thereof.

      SECTION 16. Conversion Into Restricted Stock Units.

      (a) General. Notwithstanding anything to the contrary contained in the Plan, each Participant may elect to convert any and all shares of Restricted Stock granted to such Participant into restricted stock units, as described below in paragraph (b) of this Section 16 (“Units”). Such elections may be made at such times and under such rules as may be promulgated by the Committee. Any resulting Units shall be subject to the same Restricted Period and to the same conditions for the lapse or termination of restrictions upon the occurrence of other conditions as the Restricted Stock from which they were converted. The number of Units shall be adjusted, if applicable, in the same manner as the number of shares of Restricted Stock is adjusted under Sections 4 and 11.

      (b) Restricted Stock Unit Accounts. For each Participant who elects to convert shares of Restricted Stock into Units, the Corporation shall establish a Restricted Stock Unit Account (“Units Account”) on its books, and shall credit to such Units Account a number of Units equal to the number of shares of Restricted Stock so converted. When cash dividends are declared and paid on the Corporation’s Stock, and if the Committee has designated cash payment of the Participant’s dividends, the Corporation shall pay the Participant such cash dividends based on the number of Units in such Units Account, as of the dividend record date. If the Committee determines that the Participant shall receive dividends in the form of Units, the Corporation shall credit such number of Units to the Participant’s Units Account as could have been purchased with such dividends, as of the dividend record date. For purposes of the preceding sentence, each Unit so credited shall have a value equal to the average of the last reported daily sales prices for shares of such Stock on the New York Stock Exchange-Composite Transactions on each trading day during the calendar month preceding the month in which the crediting is made.

      (c) Distributions of Units. Upon termination of the Participant’s employment with (or, if applicable, Consulting Services for) the Corporation (or a Subsidiary) for any reason, a stock certificate or certificates for the number of shares of Stock equal to the number of whole Units in such Participant’s Units Account with respect to which the restrictions have lapsed or terminated shall be delivered to such Participant in one distribution or in up to 15 annual installments, less any shares withheld in accordance with the provisions of Section 7 of the Plan (as if the Units constituted Restricted Stock). The Corporation shall not be required to deliver fractional shares of Stock but will pay to such Participant, in lieu thereof, a cash amount equal to the Fair Market Value, determined as of the effective date of termination, of such fractional shares.

DANA CORPORATION P.O. Box 1000 Toledo, Ohio 43697

YOUR VOTE IS IMPORTANT!

You can vote in one of two ways:

1.	Call toll-free 1-800-690-6903 on a Touch-Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call. Available to stockholders in the United States and Canada only. All other stockholders must vote by returning their proxy cards.

or

2.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE VOTE

Your prompt response will assure a quorum at the Annual Meeting and save Dana the expense of further solicitation of proxies.

Michael L. DeBacker Secretary

PROXY	DANA CORPORATION

Annual Meeting of Stockholders to be held on April 3, 2002 Proxy Solicited by the Board of Directors

     Michael L. DeBacker, Mark A. Smith, Jr., M. Jean Hardman, Pamela W. Fletcher, Allen C. Goolsby, III and Louanna O. Heuhsen, or any of them, the action of a majority of them voting to be controlling, are appointed attorneys, agents and proxies of the undersigned, with full power of substitution, to vote as indicated on the reverse side hereof, and in their discretion, upon such other business as may properly come before the Annual Meeting, all the shares of Common Stock of the undersigned in Dana Corporation at the Annual Meeting of Stockholders, to be held at Riverfront Plaza, East Tower (20th Floor), 951 East Byrd Street, Richmond, Virginia on April 3, 2002, at 10:00 a.m. (local time), and at any adjournments or postponements.

     For those participants who hold accounts with Common Stock through the Dana Corporation Amended and Restated Employees’ Stock Purchase Plan: The undersigned instructs The Fifth Third Bank, as Custodian and/or Trustee for the Plan, to vote all shares or fractions of shares credited to the undersigned’s account as of the latest available processing date on or before February 15, 2002, as directed on the reverse side of this proxy. Those shares for which no directions are received will be voted by the Custodian and/or Trustee in its sole and absolute discretion.

     This proxy revokes all proxies previously given by the undersigned to any persons to vote at this Annual Meeting or at any adjournment or postponement thereof.

     To follow the Board of Directors’ recommendations, sign, date and mail this proxy in the enclosed return envelope, or vote by telephone (see instructions on reverse side).

(Continued and to be marked, dated and signed, on the other side)

DANA CORPORATION P.O. BOX 1000 TOLEDO, OHIO 43697	VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the annual meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you. Telephone voting is only available to stockholders in the United States and Canada.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Dana Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

PLEASE DO NOT RETURN THE BELOW PROXY CARD IF YOU VOTED BY PHONE.

TO VOTE BY MAIL, MARK THE BOXES BELOW IN BLUE OR BLACK INK:	DANAC1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DANA CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” ALL NOMINEES LISTED IN ITEM 1 AND “FOR”
THE PROPOSALS IN ITEMS 2 AND 3.

			For	Withheld	For All	To withhold authority to vote, mark "For All Except"
			All	For All	Except	and write the nominee”s number on the line below.
1.	ELECTION OF DIRECTORS:

	01) B.F. BAILAR	02) A.C. BAILLIE	[ ]	[ ]	[ ]
	03) E.M. CARPENTER	04) E. CLARK
	05) G.H. HINER	06) J.P. KELLY
	07) J.M. MAGLIOCHETTI	08) M.R. MARKS
	09) R.B. PRIORY	10) F.M. SENDEROS

		For	Against	Abstain
2.	TO APPROVE THE AMENDED AND RESTATED 1999 RESTRICTED STOCK PLAN	[ ]	[ ]	[ ]

3.	TO RATIFY PRICEWATERHOUSECOOPERS AS THE COMPANY’S ACCOUNTANTS	[ ]	[ ]	[ ]

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED IN
ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS.

If acting as Attorney, Executor, Trustee or in other representative capacity, please sign name and title

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date